EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NETWORK-1 ANNOUNCES SETTLEMENT OF PATENT LITIGATION
WITH NEC

NEC Agrees to License Network-1’s Remote Power Patent for Power over Ethernet Products through 2020

New York, New York  February 15, 2013-- Network-1 Security Solutions, Inc. (OTC BB: NSSI) announced today that it agreed to settle its patent litigation against NEC Corporation and NEC Corporation of America (collectively, “NEC”) pending in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of Network-1’s Remote Power Patent (U.S. Patent No. 6,218,930).  NEC was one of 16 defendants defendants named in the litigation.

As part of the settlement, NEC entered into a settlement agreement and non-exclusive license agreement for the Remote Power Patent.  Under the terms of the license, NEC will license the Remote Power Patent for its full term which expires in March 2020, and pay a license initiation fee and quarterly royalties based on its sales of Power over Ethernet (“PoE”) products, including those PoE products which comply with the Institute of Electrical and Electronic Engineers (“IEEE”) 802.3af and 802.3at Standards.

In September 2011, Network-1 initiated patent litigation against 16 data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of its Remote Power Patent.  Named as defendants in the lawsuit, excluding related parties, were Alcatel-Lucent USA, Inc., Allied Telesis, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., GarrettCom, Inc., Hewlett-Packard Company, Huawei Technologies USA, Juniper Networks, Inc., Motorola Solutions, Inc., NEC Corporation, Polycom Inc., Samsung Electronics Co., Ltd., ShoreTel, Inc., Sony Electronics, Inc., and Transitions Networks, Inc.  Network-1 seeks monetary damages based upon reasonable royalties.  In 2012, settlements were reached with defendants Motorola Solutions Inc., Transition Networks, Inc. and GarrettCom, Inc. and on February 12, 2013, Network-1 reached a settlement with Allied Telesis, Inc.

The Remote Power Patent relates to, among other things, delivering power over Ethernet cables to remotely power network connected devices including, among others, wireless switches, wireless access points, RFID card readers, VoIP telephones and network cameras.  In June 2003, the IEEE approved the 802.3af PoE Standard, which led to the rapid adoption of PoE.  The IEEE also approved the 802.3at Power over Ethernet Plus (PoE Plus) Standard, which increased the maximum power delivered to network devices to 40-60 watts from the current 15 watts under the 802.3af Standard.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet networks. Network-1 currently has 16 license agreements with respect to its Remote Power Patent, which include, among others, license agreements with Cisco Systems, Inc., Cisco Linksys, Inc., Extreme Networks, Inc., Netgear Inc., Motorola Solutions, Inc., Allied Telesis, Inc. and NEC Corporation and several other data networking vendors. The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 21, 2001 and expires on March 11, 2020. In addition, Network-1 seeks to acquire additional intellectual property assets and enter into strategic relationships with third parties to monetize their intellectual property assets.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the period ended September 30, 2012 including, among others, the ability of Network-1 to enter into additional license agreements the uncertainty of patent litigation, risks related to the reexamination of Network-1’s Remote Power Patent by the United States Patent and Trademark Office, Network-1’s ability to achieve revenue and profits from its intellectual property or the intellectual property of its strategic partners, Network-1’s ability to execute its strategy to acquire additional patents or enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes, and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Contacts:

    Network-1 Security Solutions, Inc.
    Corey M. Horowitz, 212-829-5770